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                                                                    EXHIBIT 99.4

                         [FORM OF CELESTIAL PROXY CARD]

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELESTIAL SEASONINGS, INC. (THE "COMPANY"). The undersigned appoints Mo Siegel, Stephen B. Hughes and David I. Rosenthal, or any of them, the proxies and attorneys-in-fact for the undersigned, with full power of substitution and revocation, to vote on behalf of the undersigned, at the Special Meeting of stockholders of the Company and any adjournments thereof, upon all matters as may properly come before the meeting. Without limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted "For" item 1 below, each of said items being more fully described in the Notice of such meeting and the accompanying Joint Proxy Statement/Prospectus, receipt of which are hereby acknowledged.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS YOU VOTE "FOR" EACH OF THE
                                  ITEMS BELOW:

1. Approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 5, 2000, among the Company and The Hain Food Group, Inc. ("Hain"), a Delaware corporation. The Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex A.

     FOR  / /               AGAINST  / /              ABSTAIN  / /
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                       PLEASE COMPLETE ALL INFORMATION BELOW

    Signature: _________________________________________________________________

    Signature: _________________________________________________________________

    Dated: _______________________________________________________________, 2000
           Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.